Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 12, 2005, relating to the financial statements of Datawatch Corporation appearing in the Annual Report on Form 10-K of Datawatch Corporation for the year ended September 30, 2005.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

May 10, 2006